Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Completes Branch Consolidations and Closures

GREEN BAY, WI December 13, 2021– Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) completed its consolidation and closure of fifteen branches effective December 10, 2021. This move comes on the heels of completing two mergers – Mackinac Financial Corporation on September 3, 2021, and County Bancorp, Inc. on December 3, 2021.

Mike Daniels, President and CEO of Nicolet, said, “The integration of the two mergers and the branch consolidations and closures have all gone according to plan. Our people did a good job of staying focused, not only on integrating and closing branches but also with the continued growth of the Nicolet brand in all markets. The deposit run-off we expected in these markets has largely not materialized to date, and in many cases has been offset by solid organic growth. This outcome continues to show us that our value to the communities we serve has never been our locations, but our people. We continue to provide a great customer experience across all of our markets, even those where we no longer have a physical branch. All in all, the process has gone as we predicted, and we anticipate the financial metrics will bear this out in 2022.”

Nicolet now operates 52 branches and four loan production offices in Wisconsin, Michigan’s Upper Peninsula, and Northern Michigan.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing full-service community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin, the upper peninsula of Michigan, and Northern Michigan. More information can be found at www.nicoletbank.com.

Investor Relations & Media Contacts:

Mike Daniels – President & CEO
Jeff Gahnz – VP, Marketing & Public Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com